-

Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Announces Third Quarter 2019 Results

- Babcock & Wilcox segment adjusted EBITDA increased 23% to $19.3 million
- Consolidated operating loss improved by $42.0 million to a loss of $3.2 million
- Company generated consolidated adjusted EBITDA of $10.1 million

(BARBERTON, Ohio – November 7, 2019) – Babcock & Wilcox Enterprises, Inc. ("B&W Enterprises") (NYSE: BW) announced today third quarter 2019 GAAP loss from continuing operations improved by $47.2 million to a loss of $57.0 million compared to a loss of $104.1 million in third quarter 2018. Adjusted EBITDA also improved by $36.8 million to a positive $10.1 million compared to negative $26.7 million in the prior year period, resulting in the Company's second consecutive quarter of profitability in 2019 on an adjusted EBITDA basis.

"Our performance in the third quarter of 2019 builds on last quarter's improvements following our improved operational performance and cost-saving efforts. Our consolidated business continued to show increasing operating margins and for the second consecutive quarter the Company was profitable on an adjusted EBITDA basis. Our Babcock & Wilcox segment continued its solid performance and across the Company we are showing steady progress on our strategy to improve profitability by focusing on our core strengths and reducing unnecessary G&A," said Kenneth Young, B&W Enterprises Chief Executive Officer. "With our equitization transactions completed in July, we are working to re-finance our existing credit facility to support our growth. As 2019 draws to a close, we are demonstrating the underlying core value of our businesses to our customers and shareholders and laying the foundation to leverage new opportunities on a worldwide basis."

"We're continuing to implement our cost-savings initiatives, for $119 million in annualized savings," said Lou Salamone, B&W Enterprises Chief Financial Officer. "Approximately $106 million of these initiatives have now been implemented and we are aggressively looking for further ways to streamline our operations while maintaining our focus on our customers and quality. As we turn toward 2020, we expect to see improvement each quarter as our cost-savings measures continue to translate to bottom-line results. We are also seeing our new opportunity pipeline increase for our core technologies across the Babcock & Wilcox, Vølund and SPIG segments globally. We are committed to our strategy, founded on our world-class employees and technologies, and we are confident we are accelerating toward an improved 2020."

Results of Operations

The Company's focus on core technologies and profitability, as well as completion of the EPC loss contracts, were the primary drivers, as expected, of a decline in revenue compared to the third quarter of 2018. Consolidated revenues in third quarter 2019 were $198.6 million, down 33% compared to third quarter 2018. The sales of Palm Beach Resource Recovery Corporation ("PBRRC") in the third quarter of 2018 and Loibl, a materials handling business in Germany in the second quarter of 2019; and a lower level of activity on

SPIG legacy loss contracts and lower volume of new build cooling system services in the SPIG segment following a change in strategy to improve profitability, also drove the decline in revenue. The GAAP operating loss in third quarter 2019 was $3.2 million, inclusive of restructuring and settlement costs and advisory fees of $7.0 million, compared to an operating loss of $45.1 million in third quarter 2018. The improvement in operating losses was primarily due to improved gross margins on construction projects in the Babcock & Wilcox segment, a lower level of losses on the six European EPC loss contracts and a change in strategy in the SPIG segment to improve profitability by focusing on more selective bidding in core geographies and products. Adjusted EBITDA improved to a positive $10.1 million compared to negative $26.7 million in third quarter 2018. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of operating loss, the most directly comparable GAAP measure, to adjusted EBITDA, as well as to adjusted gross profit for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox segment revenues decreased 15.3% to $161.8 million in the third quarter of 2019 compared to $191.1 million in the prior-year period, primarily attributable to lower volume related to the periodic nature of large construction new build projects. Adjusted EBITDA in third quarter 2019 increased 23% to $19.3 million, compared to $15.6 million in last year's quarter, primarily due to improved gross margins on construction projects, as well as cost savings associated with cost reduction initiatives, partially offset by the effects of lower volume and increases in overhead being absorbed by the segment previously absorbed by other segments; adjusted EBITDA margin was 11.9% compared to 8.2% in the same period last year. Adjusted gross profit in the Babcock & Wilcox segment in third quarter 2019 increased 19% to $41.0 million, compared to $34.3 million in the prior-year period, primarily related to improved gross margins on construction projects, which partially offset the gross profit effect of lower volume as described above. Gross profit margin was 25.3%, compared to 18.0% in the same period last year.

SPIG segment revenues decreased 70.4% as expected to $10.3 million in the third quarter of 2019 compared to $34.8 million in third quarter 2018, mainly due to a lower volume of new build cooling system projects as anticipated following the change in strategy to more selectively bid and focus on core geographies and products to improve profitability. Adjusted EBITDA improved by $8.8 million to negative $2.4 million compared to negative $11.2 million in the same period last year, driven by the new strategy in addition to the benefits of restructuring, SG&A cost savings and operating cost reductions. Adjusted gross profit improved to negative $1.0 million in third quarter 2019, compared to negative $5.5 million in the prior-year period, primarily due to the effects of the new strategy. SPIG's performance in the third quarter of 2018 was affected by increases in estimated costs to complete remaining legacy new build cooling systems contracts; these contracts that were sold under the previous strategy were mostly complete as of December 31, 2018. At September 30, 2019, SPIG's U.S. entity had one remaining significant loss contract, which was 97% complete at the end of the third quarter of 2019 and is expected be fully complete in late-2019.

Vølund & Other Renewable segment revenues were $32.4 million for the third quarter of 2019, compared to $76.5 million in third quarter 2018. As expected, third quarter revenues were lower compared to the prior year quarter due to the completion of the EPC loss contracts; the sales of PBRRC and Loibl, which had previously generated annual revenues of approximately $60 million and $30 million, respectively; and a shift to a core technology business model, partially offset by the startup of two operations and maintenance contracts in the U.K. Adjusted EBITDA in the quarter improved to negative $2.9 million compared to negative $25.7 million in the third quarter last year, primarily due to a lower level of losses on the European EPC loss contracts. In the third quarter of 2019, the segment recorded $0.7 million in net losses as compared to $19.1 million of equivalent losses recorded in the third quarter of 2018, inclusive of warranty expense. Beyond the effect of the EPC loss contracts, third quarter 2019 adjusted EBITDA included lower levels of direct overhead support, warranty expense and lower SG&A, partially offset by the absence of gross profit from PBRRC and Loibl due to their sales. The segment adjusted gross profit improved $18.4 million to positive $1.3 million in third quarter 2019, compared to negative $17.1 million reported in third quarter 2018.

European EPC Loss Projects

The Company is continuing to pursue cost recoveries under various applicable insurance policies and from responsible subcontractors for the European EPC loss contracts. As previously disclosed, in June 2019, the Company agreed to a full settlement related to a portion of the losses on the first project, under which the insurer paid DKK 37 million ($5.6 million) in July 2019. Also in June 2019, the Company agreed in principle to a settlement agreement under one insurance policy to recover GBP 2.8 million ($3.5 million) of certain losses on the fifth project, which payment was received in September 2019. The Company is continuing to pursue other potential insurance recoveries and claims where appropriate and available.

Financing, Liquidity and Balance Sheet

As previously disclosed, on April 5, 2019, the Company amended its credit agreement to provide $150.0 million of Tranche A-3 last-out term loans from B. Riley as well as an uncommitted incremental facility of up to $15.0 million, and entered into an agreement with B. Riley and Vintage Capital Management, LLC to effect a series of equitization transactions for a portion of the last-out term loans, subject to, among other things, stockholder approval. These transactions included a $50 million rights offering at $0.30 per share ($3.00 per share after giving effect to the reverse stock split); an exchange of all of the principal of Tranche A-1 of the last-out term loan for common stock at $0.30 per share; and the issuance of approximately 1.7 million warrants (after giving effect to a one-for-ten reverse stock split), each to purchase one share of common stock at $0.01 per share, to B. Riley (or its designee) as further consideration under Tranche A-3 of the last-out term loans.

These equitization transactions were completed on July 23, 2019. On July 24, 2019, the Company effected a one-for-ten reverse stock split that took effect immediately after completion of the equitization transactions.

The rights offering resulted in the issuance of 13.9 million common shares (after giving effect to the reverse stock split). Gross proceeds from the rights offering were $41.8 million, of which $10.3 million was used to fully repay Tranche A-2 of the last-out term loans and the remaining $31.5 million was used to reduce outstanding borrowings under Tranche A-3 of the last-out term loans. Concurrently with the closing of the rights offering, and in satisfaction of B. Riley's related backstop commitment, the Company issued an aggregate of 2.7 million common shares (after giving effect to the reverse stock split) in exchange for a portion of the Tranche A-3 last-out term loans totaling $8.2 million. In addition, all $38.2 million of outstanding principal of Tranche A-1 of the last-out term loans including accrued paid in kind interest was exchanged for 12.7 million shares of common stock (after giving effect to the reverse stock split).

After completion of the equitization transactions, Tranches A-1 and A-2 of the last-out term loans were fully extinguished, and the balance on the Tranche A-3 last-out term loans was reduced to $114.0 million inclusive of accrued paid in kind interest. In the aggregate, $88.2 million of debt was converted to equity through the equitization transactions. After giving effect to the reverse stock split, the transactions resulted in the issuance of 29.4 million shares of additional common stock, for total outstanding shares of 46.3 million. Further detail regarding the equitization transactions and the reverse stock split can be found in the Company's 10-Q.

At September 30, 2019, the Company had a cash and cash equivalents balance of $32.1 million and borrowing availability of $18.3 million. The Company's credit agreement requires it to terminate its credit facility on or prior to March 15, 2020. The Company has commenced the refinancing process and intends to refinance the revolving credit facility as required.

Cost-Savings Measures Progressing

The Company continues to implement $119 million of annualized cost-savings initiatives previously identified. Roughly 90% of the aggregate $119 million in savings measures have been implemented to date with the balance to be implemented in the fourth quarter of 2019 and into 2020. Cost savings have been identified across all segments and at the Corporate level, and the implementation plan and savings are progressing in line with expectations. The Company continues to evaluate additional opportunities for cost savings and continues to evaluate potential dispositions as appropriate.

NYSE Listing Standards

On November 27, 2018, the Company received notification from the New York Stock Exchange (NYSE) that the Company had fallen below its continued listing criteria based on the price of the Company's common stock. The Company completed a one-for-ten reverse stock split on July 24, 2019 to regain compliance. On September 4, 2019, the Company received written notification from the NYSE that the Company regained compliance after the Company’s average stock price for the 30-trading-day period ended September 4, 2019 was above the NYSE’s minimum listing criteria of $1.00. The Company, which continued to trade on the NYSE after falling below the minimum share price, is now in compliance with all NYSE listing criteria.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone.

This release presents adjusted gross profit for each business segment and adjusted EBITDA, which are non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the adjusted EBITDA for each of the segments. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest, tax, depreciation and amortization adjusted for items such as gains or losses on asset sales, mark to market ("MTM") pension adjustments, restructuring and spin costs, impairments, losses on debt extinguishment, costs related to financial consulting required under the U.S. Revolving Credit Facility and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments.

This release also presents adjusted gross profit by segment. The Company believes that adjusted gross profit by segment is useful to investors to help facilitate comparisons of the ongoing, operating performance of the segments by excluding expenses related to, among other things, activities related to the spin-off, activities related to various restructuring activities the Company has undertaken, corporate overhead (such as SG&A expenses and research and development costs) and certain non-cash expenses such as intangible amortization and goodwill impairments that are not allocated by segment. A reconciliation of operating loss, the most directly comparable GAAP measure, to adjusted gross profit is included in the table below.

Forward-Looking Statements

B&W Enterprises cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; our business execution model; management’s expectations regarding the industries in which the Company operates; our guidance and forecasts; our projected operating margin improvements, savings and restructuring costs; our U.S. revolving credit facility; and project execution. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to continue as a going concern; our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to satisfy the liquidity and other requirements under our revolving credit facility as recently amended; our ability to refinance said facility in a timely manner, if at all; our ability to obtain waivers of required pension contributions; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; general developments in the industries in which the Company is involved; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, joint venture partners or suppliers to perform their obligations on time and as specified; our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully address productivity and schedule issues in our Vølund and Other Renewable segment, including the ability to complete our European EPC projects within the expected time frame and the estimated costs; our ability to successfully partner with third parties to win and execute renewable contracts; changes in our effective tax rate and tax positions; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; actual or anticipated changes in governmental regulation, including trade and tariff policies; difficulties the Company may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; potential violations of the Foreign Corrupt Practices Act; our ability to successfully compete with current and future competitors; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where the Company does business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; the willingness of customers and suppliers to continue to do business with us on reasonable terms and conditions; and our ability to successfully consummate strategic alternatives for non-core assets, if the Company determines to pursue them. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W Enterprise’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. B&W Enterprises cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W Enterprises
Headquartered in Barberton, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

# # #

Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues	$198.6	$295.0	$678.7	$839.5
Costs and expenses:
Cost of operations	158.3	284.5	563.2	894.2
Selling, general and administrative expenses	36.0	45.0	120.4	151.5
Goodwill impairment	—	—	—	37.5
Advisory fees and settlement costs	4.5	7.2	22.9	15.5
Restructuring activities and spin-off transaction costs	2.6	2.9	9.6	13.6
Research and development costs	0.8	0.5	2.3	2.9
(Gain) loss on asset disposals, net	(0.3)	—	(0.2)	1.4
Total costs and expenses	201.8	340.1	718.1	1,116.6
Equity in income and impairment of investees	—	—	—	(11.8)
Operating loss	(3.2)	(45.1)	(39.4)	(288.9)
Other (expense) income:
Interest expense	(29.5)	(10.4)	(67.4)	(35.7)
Interest income	0.1	0.2	0.9	0.4
Loss on debt extinguishment	—	—	(4.0)	(49.2)
Gain (loss) on sale of business	—	39.7	(3.6)	39.7
Benefit plans, net	3.6	10.8	9.1	24.8
Foreign exchange	(26.7)	(4.9)	(27.4)	(22.7)
Other – net	(0.3)	0.0	0.2	0.2
Total other (expense) income	(52.8)	35.3	(92.2)	(42.4)
Loss before income tax expense	(55.9)	(9.9)	(131.6)	(331.4)
Income tax expense	1.0	94.3	3.6	99.3
Loss from continuing operations	(57.0)	(104.1)	(135.2)	(430.7)
(Loss) income from discontinued operations, net of tax	—	(1.4)	0.7	(60.9)
Net loss	(57.0)	(105.6)	(134.5)	(491.5)
Net income (loss) attributable to noncontrolling interest	—	(0.1)	0.1	(0.4)
Net loss attributable to stockholders	$(57.0)	$(105.7)	$(134.4)	$(491.9)

Basic and diluted loss per common share:
Continuing operations	$(1.39)	$(5.68)	$(5.21)	$(35.02)
Discontinued operations	—	(0.08)	0.03	(4.95)
Basic and diluted loss per common share	$(1.39)	$(5.76)	$(5.18)	$(39.97)

Shares used in the computation of earnings per share:
Basic and Diluted(2)	40.9	18.3	26.0	12.3
(1) Figures may not be clerically accurate due to rounding.
(2) Basic and diluted shares reflect the bonus element for the 2019 Rights Offering on July 23, 2019 as described in Note 2, in the Company's 10-Q and the one-for-ten reverse stock split on July 24, 2019 as described in Note 1, in the Company's 10-Q.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(2)

(In millions, except per share amount)	September 30, 2019	December 31, 2018
Cash and cash equivalents	$32.1	$43.2
Restricted cash and cash equivalents	11.3	17.1
Accounts receivable – trade, net	182.7	197.2
Accounts receivable – other	20.6	44.7
Contracts in progress	118.4	144.7
Inventories	64.5	61.3
Other current assets	65.3	41.4
Total current assets	495.0	549.6
Net property, plant and equipment	74.3	90.9
Goodwill	47.0	47.1
Intangible assets	26.4	30.8
Right-of-use assets	13.1	—
Other assets	16.8	27.1
Total assets	$672.6	$745.5

Revolving credit facilities	191.7	145.5
Last out term loans	101.9	30.6
Accounts payable	125.6	199.9
Accrued employee benefits	25.1	19.3
Advance billings on contracts	81.0	149.4
Accrued warranty expense	35.6	45.1
Lease liabilities	4.3	—
Other accrued liabilities	90.5	122.1
Total current liabilities	655.6	712.0
Pension and other accumulated postretirement benefit liabilities	271.9	281.6
Noncurrent lease liabilities	8.7	—
Other noncurrent liabilities	26.5	29.2
Total liabilities	962.7	1,022.8

Commitments and contingencies
Stockholders' deficit:
Common stock, par value $0.01 per share, authorized 500,000 shares at September 30, 2019 and 200,000 shares at December 31, 2018, respectively; issued and outstanding 46,341 and 16,879 shares at September 30, 2019 and December 31, 2018, respectively (1)	4.7	1.7
Capital in excess of par value	1,142.2	1,047.1
Treasury stock at cost, 599 and 587 shares at September 30, 2019 and December 31, 2018, respectively (1)	(105.6)	(105.6)
Accumulated deficit	(1,352.3)	(1,217.9)
Accumulated other comprehensive income (loss)	12.7	(11.4)
Stockholders' deficit attributable to shareholders	(298.3)	(286.1)
Noncontrolling interest	8.2	8.8
Total stockholders' deficit	(290.1)	(277.3)
Total liabilities and stockholders' deficit	$672.6	$745.5
(1) Issued and outstanding common shares and treasury stock shares reflect the one-for-ten reverse stock split on July 24, 2019 as described in Note 1 in the Company's 10-Q.
(2) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Nine months ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(134.5)	$(491.5)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of long-lived assets	19.1	24.5
Amortization of deferred financing costs, debt discount and payment-in-kind interest	42.2	10.1
Non-cash operating lease cost	4.1	—
Loss (gain) on sale of business	3.6	(39.7)
Loss on debt extinguishment	4.0	49.2
Goodwill impairment of discontinued operations	—	72.3
Goodwill impairment	—	37.5
Income from equity method investees	—	(6.6)
Other-than-temporary impairment of equity method investment in TBWES	—	18.4
(Gains) losses on asset disposals and impairments	(0.2)	1.9
Reserve for claims receivable	—	15.5
(Benefit from) provision for deferred income taxes, including valuation allowances	(0.7)	97.7
Mark to market losses (gains) and prior service cost amortization for pension plans	(0.1)	(6.6)
Stock-based compensation, net of associated income taxes	1.8	2.0
Changes in assets and liabilities:
Accounts receivable	41.3	45.4
Contracts in progress and advance billings on contracts	(45.0)	(41.2)
Inventories	(6.6)	5.2
Income taxes	1.6	(6.9)
Accounts payable	(71.3)	(12.3)
Accrued and other current liabilities	(21.1)	28.8
Accrued contract loss	(49.8)	1.4
Pension liabilities, accrued postretirement benefits and employee benefits	(5.8)	(29.3)
Other, net	16.2	10.7
Net cash used in operating activities	(201.1)	(213.5)
Cash flows from investing activities:
Purchase of property, plant and equipment	(1.6)	(5.0)
Proceeds from sale of business	7.4	43.9
Proceeds from sale of equity method investments in joint venture	—	28.8
Purchases of available-for-sale securities	(3.5)	(17.8)
Sales and maturities of available-for-sale securities	5.1	18.2
Other, net	(0.4)	(0.4)
Net cash from investing activities	7.1	67.7

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Nine months ended September 30,
	2019	2018
Cash flows from financing activities:
Borrowings under our U.S. revolving credit facility	251.9	446.4
Repayments of our U.S. revolving credit facility	(205.1)	(350.1)
Repayments of our second lien term loan facility	—	(212.6)
Borrowings under Last Out Term Loan Tranche A-1	—	20.0
Borrowings under Last Out Term Loan Tranche A-2	10.0	—
Repayments under Last Out Term Loan Tranche A-2	(10.3)	—
Borrowings under Last Out Term Loan Tranche A-3	141.4	—
Repayments under Last Out Term Loan Tranche A-3	(31.5)	—
Repayments under our foreign revolving credit facilities	(0.6)	(5.6)
Shares of our common stock returned to treasury stock	—	(0.8)
Proceeds from rights offering	40.4	247.1
Costs related to rights offering	(0.7)	(3.3)
Debt issuance costs	(15.5)	(8.1)
Issuance of common stock	1.4	1.2
Other, net	(0.3)	—
Net cash from financing activities	181.0	134.3
Effects of exchange rate changes on cash	(4.0)	(1.4)
Net decrease in cash, cash equivalents and restricted cash	(16.9)	(12.8)
Less net increase in cash and cash equivalents of discontinued operations	—	4.7
Net decrease in cash, cash equivalents and restricted cash of continuing operations	(16.9)	(17.5)
Cash, cash equivalents and restricted cash of continuing operations, beginning of period	60.3	69.7
Cash, cash equivalents and restricted cash of continuing operations, end of period	$43.3	$52.2
(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
REVENUES:
Babcock & Wilcox segment	$161.8	$191.1	$551.3	$547.9
Vølund & Other Renewable segment	32.4	76.5	95.6	191.4
SPIG segment	10.3	34.8	62.0	117.6
Eliminations	(5.8)	(7.4)	(30.3)	(17.5)
	$198.6	$295.0	$678.7	$839.5

ADJUSTED EBITDA:
Babcock & Wilcox segment	$19.3	$15.6	$47.5	$30.8
Vølund & Other Renewable segment	(2.9)	(25.7)	(12.4)	(165.9)
SPIG segment	(2.4)	(11.2)	(1.8)	(24.6)
Corporate	(3.1)	(5.0)	(17.0)	(20.8)
Research and development costs	(0.8)	(0.5)	(2.3)	(2.9)
	$10.1	$(26.7)	$14.0	$(183.5)

AMORTIZATION EXPENSE:
Babcock & Wilcox segment	$0.2	$0.2	$0.5	$0.5
Vølund & Other Renewable segment	0.1	0.2	0.4	0.6
SPIG segment	0.7	1.0	2.4	4.2
	$1.0	$1.3	$3.3	$5.4

DEPRECIATION EXPENSE:
Babcock & Wilcox segment	$3.4	$4.1	$12.6	$10.5
Vølund & Other Renewable segment	0.5	0.9	1.9	2.8
SPIG segment	0.4	0.5	1.4	1.4
Corporate	—	0.3	—	0.9
	$4.3	$5.8	$15.8	$15.6

BOOKINGS:
Babcock & Wilcox segment	$84	$131	$411	$535
Vølund & Other Renewable segment (2)(3)	(1)	(440)	(60)	(417)
SPIG segment	8	5	38	51
Other/Eliminations	(5)	0	(20)	(2)
	$86	(304)	$369	$167

	As of September 30,
BACKLOG:	2019	2018
Babcock & Wilcox segment	$245	$440
Vølund & Other Renewable segment (4)	172	400
SPIG segment	63	109
Other/Eliminations	(7)	(28)
	$473	$921
(1) Figures may not be clerically accurate due to rounding.
(2) Vølund & Other Renewable bookings includes the revaluation of backlog denominated in currency other than U.S. dollars. The foreign exchange impact on Vølund & Other Renewable bookings in the three months ended September 30, 2019 and 2018 was $(6.9) million and $0.8 million, respectively, and the foreign exchange impact on Vølund & Other Renewable bookings in the nine months ended September 30, 2019 and 2018 was $(7.4) million and $(11.5) million, respectively.
(3) In the three and nine months ended September 30, 2019, Vølund & Other Renewable includes debookings of $19 million related to the sale of Loibl and $72 million related to a 15-year operations and maintenance contract previously expected to follow completion of the fifth European Vølund EPC loss contract, which was canceled following the settlement agreement. In the three months ended September 30, 2018, Vølund & Other Renewable includes a reduction of approximately $467 million from the sale of PBRRC.

(4)
Vølund & Other Renewable backlog at September 30, 2019, includes $139.5 million related to long-term operation and maintenance contracts for renewable energy plants, with remaining durations extending until 2034. Generally, such contracts have a duration of 10-20 years and include options to extend.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(2)
(In millions)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Adjusted EBITDA (1)
Babcock & Wilcox segment(2)	$19.3	$15.6	$47.5	$30.8
Vølund & Other Renewable segment	(2.9)	(25.7)	(12.4)	(165.9)
SPIG segment	(2.4)	(11.2)	(1.8)	(24.6)
Corporate(3)	(3.1)	(5.0)	(17.0)	(20.8)
Research and development costs	(0.8)	(0.5)	(2.3)	(2.9)
	10.1	(26.7)	14.0	(183.5)

Restructuring activities and spin-off transaction costs	(2.6)	(2.9)	(9.6)	(13.6)
Financial advisory services	(1.2)	(7.2)	(8.4)	(15.5)
Settlement cost to exit Vølund contract(4)	—	—	(6.6)	—
Advisory fees for settlement costs and liquidity planning	(2.8)	—	(7.4)	—
Litigation settlement	(0.5)	—	(0.5)	—
Stock compensation	(1.3)	(1.3)	(2.1)	(4.5)
Goodwill impairment	—	—	—	(37.5)
Impairment of equity method investment in TBWES	—	—	—	(18.4)
Gain on sale of equity method investment in BWBC	—	—	—	6.5
Depreciation & amortization	(5.3)	(7.1)	(19.1)	(21.0)
Gain (loss) on asset disposals, net	0.3	—	0.2	(1.5)
Operating loss	(3.2)	(45.1)	(39.4)	(288.9)
Interest expense, net	(29.4)	(10.2)	(66.6)	(35.3)
Loss on debt extinguishment	—	—	(4.0)	(49.2)
Gain (loss) on sale of business	—	39.7	(3.6)	39.7
Net pension benefit before MTM	3.6	6.6	10.4	20.1
MTM (loss) gain from benefit plans	—	4.2	(1.3)	4.7
Foreign exchange	(26.7)	(4.9)	(27.4)	(22.7)
Other – net	(0.3)	—	0.2	0.2
Loss before income tax expense	$(55.9)	$(9.9)	$(131.6)	$(331.4)

(1) Adjusted EBITDA for the three and nine months ended September 30, 2018 excludes stock compensation that was previously included in segment results and totals $0.3 million and $1.3 million, respectively in the Babcock & Wilcox segment, $0.1 million and $0.3 million, respectively in the Vølund & Other Renewable segment, $0.0 million and $0.1 million, respectively in the SPIG segment, and $0.9 million and $2.8 million, respectively in Corporate. Beginning in the third quarter of 2019, stock compensation is no longer allocated to the segments, and prior periods have been adjusted to be presented on a comparable basis.

(2)
The Babcock & Wilcox segment adjusted EBITDA for the three and nine months ended September 30, 2018 excludes $6.6 million and $20.1 million, respectively, of net benefit from pension and other postretirement benefit plans, excluding MTM adjustments, that were previously included in the segment results. Beginning in 2019, net pension benefits are no longer allocated to the segments, and prior periods have been adjusted to be presented on a comparable basis.

(3)
Allocations are excluded from discontinued operations. Accordingly, allocations previously absorbed by the MEGTEC and Universal businesses in the SPIG segment have been included with other unallocated costs in Corporate, and total $2.9 million and $8.6 million in the three months and nine months ended September 30, 2018, respectively.

(4)
In March 2019, we entered into a settlement in connection with an additional European waste-to-energy EPC contract, for which notice to proceed was not given and the contract was not started. The settlement eliminates our obligations and our risk related to acting as the prime EPC should the project move forward.

(5) Figures may not be clerically accurate due to rounding.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted Gross Profit (Loss)(2)
(In millions)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Adjusted gross profit (loss)(1)
Operating loss	$(3.2)	$(45.1)	$(39.4)	$(288.9)
Selling, general and administrative ("SG&A") expenses	35.8	44.9	120.0	151.0
Advisory fees and settlement costs	4.5	7.2	22.9	15.5
Intangible amortization expense	1.0	1.3	3.3	5.4
Goodwill impairment	—	—	—	37.5
Restructuring activities and spin-off transaction costs	2.6	2.9	9.6	13.6
Research and development costs	0.8	0.5	2.3	2.9
(Gain) loss on asset disposals, net	(0.3)	—	(0.2)	1.4
Equity in income and impairment of investees	—	—	—	11.8
Adjusted gross profit (loss)	41.2	11.7	118.4	(49.9)

Adjusted gross profit by segment is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Adjusted gross profit (loss)(1)
Babcock & Wilcox segment	41.0	34.3	109.9	95.2
Vølund & Other Renewable segment	1.3	(17.1)	3.5	(136.9)
SPIG segment	(1.0)	(5.5)	5.1	(8.2)
Adjusted gross profit (loss)	41.2	11.7	118.4	(49.9)

(1) Intangible amortization is not allocated to the segments' adjusted gross profit, but depreciation is allocated to the segments' adjusted gross profit.
(2) Figures may not be clerically accurate due to rounding.